THE SECURITIES REPRESENTED BY THIS CERTIFICATE (AND, AS OF THE DATE OF ORIGINAL ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, ANY UNDERLYING SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR ANY SECURITIES ISSUABLE UPON THE CONVERSION HEREOF MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED OTHER THAN (A) TO HOLLYWOOD MEDIA CORP. (THE "COMPANY") OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT. THE HOLDER OF THIS CERTIFICATE AGREES THAT IT
WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY OR ANY SECURITY ISSUED UPON CONVERSION HEREOF IS TRANSFERRED (UNLESS SUCH SECURITY IS TRANSFERRED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY PROPOSED TRANSFER PURSUANT TO CLAUSES (B), (C) OR (D) ABOVE, THE COMPANY MAY REQUIRE THAT THE TRANSFEROR FURNISH IT WITH AN OPINION OF COUNSEL CONFIRMING THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION" AND "UNITED STATES" HAVE THE
RESPECTIVE  MEANINGS ASSIGNED TO THEM IN REGULATION S  UNDER  THE
SECURITIES ACT.

                 COMMON STOCK ADJUSTMENT WARRANT

              to Purchase Shares of Common Stock of

                      HOLLYWOOD MEDIA CORP.


Certificate No.  W-B-3
		-------

          THIS IS TO CERTIFY THAT VIACOM INC., or its registered assigns, is entitled to purchase, subject to the terms and conditions set forth herein, in whole or in part, from HOLLYWOOD MEDIA CORP., a Florida corporation (the "Company"), at any time in accordance with the terms and conditions set forth in
Section 1(a), up to a maximum of 439,251 shares of Common Stock, par value $0.01 as set forth in Section 1(b) of the Company (the "Common Stock"). A portion of the purchase price paid to the Company on the date of original issuance of this Warrant shall be allocable to the payment of the par value of any shares of Common Stock issued upon exercise of this Warrant, and accordingly, no additional exercise price shall be payable upon exercise of this Warrant. Each exercise made hereunder must be for a minimum of the lesser of (x) one thousand (1,000) shares of Common Stock and
(y) the entire remaining number of shares of Common Stock covered by this Warrant. All capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Securities Purchase Agreement, dated as of April 25, 2001 (the "Securities Purchase Agreement"), entered into between the Company and the Purchaser named therein.



          SECTION 1. (a) Exercise of Warrant. The registered holder of this Warrant (the "Holder") may elect to exercise this Warrant effective as of the last day of each twenty (20) Trading Day period beginning on each of October 30, 2001, January 30, 2002, April 30, 2002 and July 30, 2002 (each an "Exercise Period"), as it shall elect, by delivering to the Company a written notice of the Holder's election to exercise this Warrant in substantially the form of Annex A hereto (the "Exercise Notice"), which notice shall be delivered on or before the later of (i) fifteen (15) Trading Days immediately following the expiration of each Exercise Period or (ii) five (5) Trading Days after receipt of a notice from the Company of the Holder's failure to provide the notice in clause
(i), and shall specify the number of shares of Common Stock to be acquired (which shall be the number of shares determined by Section 1(b) below for each Exercise Period). Such Exercise
Notice may be delivered by facsimile transmission.
Notwithstanding the preceding sentence, if a registration statement has not been declared effective with respect to the resale of the shares of Common Stock underlying this Warrant by October 30, 2001 then the four Exercise Periods shall be delayed until one month, four months, seven months and ten months, respectively, after a registration statement has been declared effective and the first twenty (20) Trading Days of each monthly period beginning on October 30, 2001 until such time that a registration statement has been declared effective shall each be deemed an additional Exercise Period. A Holder may only exercise this Warrant one time during any given Exercise Period. In connection with the exercise of this Warrant, the Company shall maintain a record to reflect the number of shares issued to each Holder pursuant to each exercise of this Warrant. Subject to applicable law, in the event the Holder may resell shares of Common Stock acquired upon exercise of this Warrant without restriction pursuant to an effective registration statement or otherwise, the Company shall cause the transfer agent with respect to its Common Stock, which transfer agent is participating in the Depositary Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, to electronically transmit the shares of Common Stock issuable to the Holder upon exercise of this Warrant by crediting the account of the Holder's prime broker with DTC through DTC's Deposit Withdrawal Agent Commission ("DWAC") system, within three (3) business days after exercise of this Warrant by the Holder. In the event the Holder otherwise elects in writing, however, or such shares of Common Stock can not be resold without restriction, the Company shall, as promptly as practicable and in any event within three (3) business days after exercise of this Warrant by the Holder, cause the transfer agent to deliver to the Holder a stock certificate or certificates representing the aggregate number of shares of Common Stock issuable to the Holder as a result of such exercise. The stock certificate or certificates representing shares of Common Stock so delivered shall be in such denominations as may be specified in the Exercise Notice and shall be registered in the name of the Holder or, subject to compliance with Section
7.03 below, such other name or names as shall be designated in such Exercise Notice.





          (b) Number of Warrant Shares. The number of Warrant Shares that will be issued upon the first exercise of this Warrant shall be:



($5.18643 - Reset Price)  X  310,425 (less any shares
------------------------  redeemed by the Company under
 Reset Price              Section 2.03(a) of the Securities
                          Purchase Agreement)







          The number of Warrant Shares that will be issued upon each subsequent exercise of this Warrant during shall be:


[lower of {$5.18643 or Prior
Reset Price}] -Reset Price        X  310,425, plus any shares
-------------------------------   issued upon exercise of
Reset Price                       this Warrant during any
                                  prior Reset Period (less
                                  any shares redeemed by the
                                  Company under Section
                                  2.03(a) of the Securities
                                  Purchase Agreement).




          '"Reset Price" means for each Exercise Period, the lowest Average Price during the twenty consecutive Trading Days that comprise such Reset Period.

          "Prior Reset Price" means the lowest Reset Price of any Exercise Period preceding the Exercise Period in question.

          "Average Price" means the average of the ten (10) lowest closing sale prices of the Common Stock as reported by Bloomberg L.P. during the twenty (20) consecutive Trading Days preceding the determination date, it being understood that there is one Average Price for each Trading Day of each Exercise Period. Notwithstanding the preceding sentence, in no event shall the Average Price be less than $2.15. Promptly after determining the Reset Price during each Exercise Period, the Company shall deliver its written calculations to the Holders.



          (c) Notwithstanding any other provision of this Warrant, this Warrant shall expire immediately if, at any time after a registration statement with respect to the shares of Common Stock underlying this Warrant has been declared effective, and provided that such registration statement remains effective, the Common
Stock traded higher than $9.02 for either (i) thirty (30) consecutive Trading Days subsequent to such effectiveness; or
(ii) thirty-five (35) out of forty (40) consecutive Trading Days subsequent to such effectiveness provided that the average daily trading volume during such 30 or 35 Trading Day period, as applicable, is at least 30,000 shares of Common Stock, as reported by Bloomberg L.P. Notwithstanding the forgoing, this Warrant shall not expire pursuant to this Section 1(c) if (i) the Company has breached, in any material respect, any of the covenants contained in the Securities Purchase Agreement, the Registration Rights Agreement or this Warrant; (ii) the Company has failed to timely deliver to the Holder any shares issuable upon exercise of this Warrant or the "A" Warrant pursuant to an effective exercise of such Warrants and upon receipt of notice of the failure to deliver such shares, has not delivered the shares within five (5) days of receiving such notice, or (iii) the Company has failed to remove a restrictive legend from any shares issued upon an effective exercise of this Warrant or the "A"
Warrant within fifteen (15) days of when such legend may be removed pursuant to Section 5.02 of the Securities Purchase
Agreement.



          (d) Shares of Common Stock shall be deemed to have been issued and the Holder or, subject to compliance with Section 7.03 below, any other Person so designated to be named therein shall be deemed to have become a Holder of record of such shares, including, to the extent permitted by law, the right to vote such shares or to consent or to receive notice as a stockholder, as of the last day of each Exercise Period.



          (e) All shares of Common Stock issuable upon the exercise of this Warrant shall, be duly and validly issued, fully paid and nonassessable and free and clear of any liens (unless created by or through the Holder of this Warrant). The Company shall not be required to issue a fractional share of Common Stock upon exercise of this Warrant. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the applicable Market Price determined in accordance with the foregoing.



          SECTION 2. Transfer, Division and Combination. Subject to Section 7.03 hereof, transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company, upon surrender of this Warrant to the Company, together with a written assignment of this Warrant, substantially in the form of Annex B hereto, duly executed by the Holder or its agent or attorney. Upon such surrender, the Company shall, subject to Section 7.03 hereof, (a) execute and deliver a new
Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment,
(b) issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned and (c) promptly cancel this Warrant.



          SECTION 3.     Antidilution Provisions.


          3.01 Changes in Common Stock. In the event that at any time or from time to time the Company shall, (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock or other shares of capital stock of the Company, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or
(iv) increase or decrease the number of shares of Common Stock outstanding by reclassification of its Common Stock, then the number of shares of Common Stock issuable upon exercise of this Warrant immediately after the happening of such event shall be adjusted so that, after giving effect to such adjustment, the Holder of this Warrant shall be entitled to receive the number of shares of Common Stock upon exercise of this Warrant that the Holder would have been entitled to receive had this Warrant been exercised immediately prior to the happening of such event (or, in the case of a dividend or distribution of shares of Common
Stock, immediately prior to the record date therefor). An adjustment made pursuant to this Section 3.01 shall become effective immediately after the distribution date, retroactive to the record date therefor in the case of a dividend or distribution in shares of Common Stock, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.



          3.02 Cash Dividends and Other Distributions. In the event that at any time or from time to time the Company shall distribute to holders of Common Stock (i) any dividend or other distribution (including any dividend or distribution made in connection with a consolidation or merger in which the Company is the surviving corporation) of cash, evidences of its indebtedness, shares of its capital stock or any other assets or securities or (ii) any options, warrants, securities or other rights to subscribe for or purchase any of the foregoing (other than (A) any dividend or distribution described in Section 3.01,
(B) any rights, options, warrants or securities described in
Section 3.03 or Section 3.04, and (C) any cash dividends or other cash distributions made to holders of Common Stock from current or retained earnings, provided that such dividends do not exceed $500,000 in any fiscal year), then the number of shares of Common Stock that may be acquired upon exercise of this Warrant immediately prior to such record date for any such distribution shall be increased to a number determined by multiplying the number of shares of Common Stock that may be acquired upon the exercise of this Warrant immediately prior to such record date for any such distribution by a fraction, the numerator of which shall be the Market Price per share of Common Stock as of such record date and the denominator of which shall be such Market
Price per share of Common Stock less the sum of (x) the amount of cash, if any, distributed per share of Common Stock and (y) the then fair value (as determined in good faith by the Company's
Board of Directors, whose determination shall be evidenced by a board resolution that will be sent to Holders) of the portion, if any, of the distribution applicable to one share of Common Stock consisting of evidences of indebtedness, shares of stock, securities, other property, warrants, options or subscription or purchase rights. Such adjustments shall be made, and shall only become effective, whenever any such distribution is made;
provided, however, that the Company is not required to make an adjustment pursuant to this Section 3.02 if at the time of such distribution the Company makes the same distribution to Holders of Warrants as it makes to holders of Common Stock pro rata based on the number of shares of Common Stock for which such Warrants are exercisable. No adjustment shall be made pursuant to this
Section 3.02 if such adjustment would have the effect of decreasing the number of shares of Common Stock issuable upon exercise of this Warrant.



          3.03 Combination; Liquidation. Except as provided in Section 3.03(b), in the event of a Combination (as hereinafter defined), the Holder shall have the right to receive upon exercise of this Warrant the kind and amount of shares of capital stock or other securities or property that the Holder would have been entitled to receive upon completion of or as a result of such Combination had such Warrant been exercised immediately prior to such event or to the relevant record date for any such entitlement. Unless paragraph (b) is applicable to a Combination, the Company shall provide, as a condition to such Combination, that the surviving or acquiring Person (the "Successor Company") in such Combination will enter into an agreement confirming the Holders' rights pursuant to this Section 3.03(a) and providing for adjustments, that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3.
The provisions of this Section 3.03(a) shall similarly apply to successive Combinations involving any Successor Company. In the event of an adjustment pursuant to this Section 3 at any time prior to the end of the last Exercise Period, the per share prices specified in Section 1(b) shall be equitably adjusted to reflect the consideration paid in connection with such Combination or otherwise in keeping with this Section 3.

          A "Combination" means an event in which the Company consolidates with or merges with or into another Person.

          (b) In the event of (i) a Combination where consideration to the holders of Common Stock in exchange for their shares is payable solely in cash or (ii) the dissolution, liquidation or winding-up of the Company, the Holder of this Warrant shall be entitled to receive, upon surrender of this Warrant, such cash distributions on an equal basis with the holders of Common Stock, as if this Warrant had been exercised immediately prior to such event.

     In the event of any Combination described in this Section 3.03(b), the surviving or acquiring Person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company shall distribute as promptly as practicable under the circumstances to the Holder upon surrender of this Warrant, the funds, if any, necessary to pay the Holder the amounts to which the Holder is entitled as described above.



          3.04 Superseding Adjustment. Upon the expiration of any rights, options, warrants or conversion or exchange privileges that resulted in adjustments pursuant to this Section 3, if any such rights, options, warrants or conversion or exchange privilege thereof shall not have been exercised, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be readjusted pursuant to the applicable section of Section
3 as if (i) the only shares of Common Stock issuable upon exercise of such rights, options, warrants, conversion or exchange privileges were the shares of Common Stock, if any, actually issued upon the exercise of such rights, options, warrants or conversion or exchange privileges and (ii) shares of Common Stock actually issued, if any, were issuable for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for this issuance, sale or grant of all such rights, options, warrants or conversion or exchange privileges whether or not exercised; provided, however, that no such readjustment shall have the effect of decreasing the number of shares of Common
Stock issuable upon the exercise of this Warrant below the number of shares of Common Stock issuable upon the exercise of this Warrant immediately prior to any adjustment made therein on account of such issuance, sale or grant of such rights, options, warrants or conversion or exchange privileges.



          3.05 Minimum Adjustment. The adjustments required by the preceding sections of this Section 3 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the number of shares of Common Stock issuable upon exercise of this Warrant that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases by at least 1% of the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 3 and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence. In computing adjustments under this Section 3, fractional interests in Common Stock shall be taken into account to the nearest one-tenth of a share.



          3.06 Notice of Adjustment. Whenever the number of shares of Common Stock and other property, if any, issuable upon exercise of the Warrants is adjusted, as herein provided, the Company shall deliver to the Holder of this Warrant a certificate setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which (i) the Company's Board of Directors determined the then fair value of any evidences of indebtedness, other securities or property or warrants, options or other subscription or purchase rights and (ii) the Market Price of the Common Stock was determined, to the extent such determinations were required hereunder), and specifying the number of shares of Common Stock issuable upon exercise of this Warrant after giving effect to such adjustment.


          3.07 Notice of Certain Transactions.In the event that the Company shall propose to (a) pay any dividend payable in securities of any class to the holders of its Common Stock or to make any other non-cash dividend or distribution to the holders of its Common Stock, (b) offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (c) issue to the holders of its Common Stock any (i) shares of Common Stock, (ii) rights, options or warrants entitling the holders thereof to subscribe for shares of Common Stock or (iii) securities convertible into, or exchangeable or exercisable for, shares of Common Stock (in the case of (i), (ii) and (iii), if such issuance or adjustment would result in an adjustment hereunder), (d) effect any capital reorganization, reclassification, consolidation or merger, (e) effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company or (f) make a tender offer or exchange offer with respect to the Common Stock, the Company shall send the Holder a notice of such proposed action or offer within the time periods specified below. Such notice shall, to the extent the same has not been publicly announced, specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall, to the extent the same has not been publicly announced and if the same would have any effect on the Common Stock and on the number of shares of Common Stock, the number and kind of any other shares of stock and other property issuable upon exercise of this Warrant (after giving effect to any adjustment pursuant to Section 3 that will be required as a result of such action), specify such effect. Such notice shall be given as promptly as possible and (x) in the case of any action covered by clause (a) or (b) above, at least 10 days prior to the record date for determining holders of the Common Stock for purposes of such action or (y) in the case of any other such action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier. Notwithstanding anything contained herein to the contrary, the Company shall not provide to the Holder any material non-public information in order to satisfy its obligations pursuant to this
Section 3.07.



          3.08 Adjustment to Warrant Certificate. This Warrant Certificate need not be changed because of any adjustment made pursuant to this Section 3, and any Warrant issued after such adjustment may state the same number of shares of Common Stock issuable upon exercise of the Warrant as are stated in this Warrant. The Company, however, may at any time in its sole discretion make any change in the form of this Warrant that it may deem appropriate to give effect to such adjustments and that does not affect the substance of this Warrant, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for this Warrant or otherwise, may be in the form as so changed.



          SECTION 4. Taking of Record; Stock and Warrant Transfer Books. In the case of all dividends or other distributions by the Company to the holders of its Common Stock with respect to which any provision hereof refers to the taking of a record of such holders, the Company shall in each such case take such a record as of the close of business on a business day.



          SECTION 5. Expenses, Transfer Taxes and Other Charges. The Company shall pay any and all expenses (other than transfer taxes) and other charges, including all costs associated with the preparation, issue and delivery of stock or warrant certificates, that are incurred in respect of the issuance or delivery of shares of Common Stock upon exercise of this Warrant pursuant to
Section 1 hereof or in connection with any division or combination of this Warrant pursuant to Section 2 hereof. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which this Warrant is registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.



          SECTION 6. No Voting Rights. This Warrant shall not entitle the Holder to any voting or other rights as a stockholder of the Company.



          SECTION 7.     Miscellaneous.


          7.01 Office of Company. So long as any of this Warrant remains outstanding, the Company shall maintain an office in the United States of America where this Warrant may be presented for exercise, transfer, division or combination as in this Warrant provided. Such office shall be at: 2255 Glades Road, Suite 237W
Boca Raton, Florida, or at the office of such registrar and transfer agent as the Company may from time to time designate, unless and until the Company shall designate and maintain some other office for such purposes and give notice thereof to all Holders.



          7.02 Notices Generally. Any notices and other communications pursuant to the provisions hereof shall be sent in accordance with Section 7.03 of the Securities Purchase
Agreement.



          7.03 Restrictions on Transferability; Restriction on Exercise. (A) This Warrant and the shares of Common Stock issuable upon conversion of this Warrant shall be transferable only in a transaction that is in compliance with the provisions of the Securities Act and applicable state securities or "blue sky" laws, and the Holder and each of its successors and assigns shall be bound by the provisions of this Section 7.03. In the event this Warrant is not registered under the Securities Act and applicable state securities or "blue sky" laws, the Company may condition the sale, transfer or other disposition of this Warrant (or any interest herein) upon receipt of a legal opinion, in form and substance, and by counsel, reasonably acceptable to the Company, to the effect that such sale, transfer or other disposition is being made pursuant to an exemption from, or in a transaction not subject to, any registration requirement under the Securities Act and applicable state securities or "blue sky" laws. No opinion shall be required to exercise this Warrant. In the event the shares of Common Stock or other securities issuable upon the exercise of this Warrant are not registered under the Securities Act and applicable state securities or "blue sky" laws, the Company may condition the sale, transfer or other disposition of such shares or other securities (or any interest herein) upon receipt of a legal opinion, in form and substance, and by counsel, reasonably acceptable to the Company, to the effect that such sale, transfer or other disposition is being made pursuant to an exemption from, or in a transaction not subject to, any registration requirement under the Securities Act and applicable state securities or "blue sky" laws.



          7.04 Assignment. This Warrant and the rights, duties and obligations hereunder may not be assigned or delegated by the Company or any Holder without the prior written consent of the other party, which consent shall not be unreasonably withheld. Nothwithstanding the foregoing, no consent shall be required for a transfer by a Holder to any of its Affiliates.


          7.05 Saturdays, Sundays or Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or legal holiday then such action may be taken or such right may be exercised on the next succeeding day.



          7.06 Governing Law. This Warrant shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to conflicts of law principles thereof.



          7.07 Limitation of Liability. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company, by any creditor of the Company or any other Person.

          IN WITNESS WHEREOF, the Company has duly executed this Warrant.

Dated: May 1, 2001

                              HOLLYWOOD MEDIA CORP.


                              By /s/ Mitchell Rubenstein
                                 ------------------------
                              Name: Mitchell Rubenstein

                              Title: CEO